Exhibit 99.1

Company Press Release

Wednesday, November 14, 2007

Advant-e Corporation Announces Third Quarter 2007 Results

Company Reports 59% Increase in Revenue and 45% Net Income Growth over Q3 2006

DAYTON, Ohio, November 14, 2007 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced financial and operating results for the quarter ending September 30, 2007.

For the third quarter of 2007 the Company reported revenues of $2,178,155, a 59% increase over revenues of $1,368,582 in the third quarter of 2006. The increase is attributable primarily to revenue from products and services sold by Merkur Group, Inc. which was acquired on July 2, 2007, and continued growth of the Company’s internet-based EDI services.

Net income for the third quarter of 2007 was $335,884, or $.05 per share, a 45% increase over net income of $232,375, or $.04 per share for the same period in 2006. Net income increased 39% over the second quarter of 2007.

Third Quarter Highlights

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Merkur Group Acquisition – Merkur directly contributed $610,300 to revenue in the quarter and net income of $38,310 before deducting non-cash charges pertaining to amortization of intangible assets of $13,554.

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Edict Systems Growth – Edict Systems revenue grew 15% in the quarter over Q3 2006 with all major service offerings contributing to this growth. Net income attributable to Edict for the quarter was $311,128 which is an improvement of 34% over the previous year period.

•	Continued Profitability – The Company reports its seventeenth consecutive profitable quarter with pre-tax profitability of 23% in the current quarter.

•	Share Repurchase Program – The Company purchased 60,000 shares at $1.25 as part of the share repurchase program.

Jason K. Wadzinski, Chairman and Chief Executive Officer, remarked, “The third quarter of 2007 was highlighted by our recent acquisition of Merkur Group, Inc., which accounted for 28% of our revenue and contributed to our profitability for the quarter. We are currently working on several opportunities to increase revenue for both Edict and Merkur by leveraging the strengths and product/service offerings of each company.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$2,178,155	1,368,582	5,075,628	3,964,509
Cost of revenue	818,716	422,394	1,810,060	1,199,923

Gross margin	1,359,439	946,188	3,265,568	2,764,586
Marketing, general and administrative expenses	876,090	589,891	2,231,039	1,799,812

Operating income	483,349	356,297	1,034,529	964,774
Other income, net	18,002	14,142	73,257	46,531

Income before taxes	501,351	370,439	1,107,786	1,011,305
Income tax expense	165,467	138,064	399,184	380,369

Net income	$335,884	232,375	708,602	630,936

Basic earnings per share	$0.05	0.04	0.11	0.10

Diluted earnings per share	$0.05	0.04	0.11	0.10

Weighted average shares outstanding	6,845,015	6,403,174	6,612,266	6,403,174

Weighted average shares outstanding, assuming dilution	6,845,015	6,432,246	6,612,266	6,429,770

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,876,255	2,209,782
Short-term investments	295,663	274,434
Accounts receivable, net	894,188	477,639
Prepaid software maintenance costs	198,742	—
Prepaid expenses and deposits	70,590	28,339
Deferred income taxes	50,226	—

Total current assets	3,385,664	2,990,194
Software development costs, net	214,684	247,621
Property and equipment, net	438,257	386,697
Goodwill	1,376,452	—
Other intangible assets, net	519,822	—

Total assets	$5,934,879	3,624,512

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under bank line of credit	$140,000	—
Accounts payable	323,317	66,936
Accrued salaries and other expenses	268,001	157,802
Income taxes payable	116,049	109,642
Deferred revenue	621,682	112,846
Deferred income taxes	—	53,119

Total current liabilities	1,469,049	500,345
Deferred income taxes	305,154	165,784

Total liabilities	1,774,203	666,129

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized, 6,875,015 and 6,478,714 issued, and 6,815,015 and 6,478,714 outstanding at September 30, 2007 and December 31, 2006, respectively	6,875	6,478
Paid-in capital	2,210,200	1,641,906
Retained earnings	2,018,601	1,309,999
Treasury stock at cost, 60,000 shares at September 30, 2007	(75,000)	—

Total shareholders’ equity	4,160,676	2,958,383

Total liabilities and shareholders’ equity	$5,934,879	3,624,512

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$708,602	630,936
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	162,233	105,624
Amortization of software development costs	48,300	93,793
Amortization of intangible assets	21,178	—
Loss on disposal of assets	—	41,921
Deferred income taxes	(41,784)	116,963
Purchases of trading securities	(154,868)	—
Proceeds from sales of trading securities	159,184	—
Net unrealized gain on trading securities	(12,573)	—
Net realized gain on sale of securities	(12,972)	(8,768)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(101,139)	(95,099)
Prepaid software maintenance costs	(26,430)	—
Prepaid expenses and deposits	(3,841)	(21,015)
Accounts payable	70,493	11,538
Accrued salaries and other expenses	68,320	11,315
Income taxes payable	6,407	(349,347)
Deferred revenue	38,310	5,077

Net cash flows from operating activities	929,420	542,938

Cash flows from investing activities:
Purchases of available-for-sale securities	—	(107,966)
Proceeds from sale of available-for-sale securities	—	90,085
Purchases of property and equipment	(181,246)	(238,480)
Software development costs	(15,363)	(199,056)
Cash paid for purchase of Merkur Group, Inc.	(971,338)	—

Net cash flows from investing activities	(1,167,947)	(455,417)

Cash flows from financing activities:
Net payments on bank line of credit	(20,000)	—
Purchase of treasury stock	(75,000)	—

Net cash flows from financing activities	(95,000)	—

Net decrease in cash and cash equivalents	(333,527)	87,521
Cash and cash equivalents, beginning of period	2,209,782	1,763,435

Cash and cash equivalents, end of period	$1,876,255	1,850,956

Supplemental disclosures of cash flow items:
Income taxes paid	$434,561	641,000
Noncash transactions:
Common stock issued in connection with purchase of Merkur Group, Inc.	568,692	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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